Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Agreement is entered into by and between Electro Scientific Industries, Inc. (“ESI”), and John Metcalf (“Employee”) with respect to the following facts:

A. Employee’s employment with ESI ends on September 29, 2007.

B. ESI and Employee desire to enter into an agreement regarding Employee’s separation.

The parties agree as follows:

1. Wages and Flexible Time Off. On Employee’s last day of employment, Employee received all earned wages and accrued but unused Flexible Time Off pay.

2. Separation Pay. In consideration of Employee signing this Agreement, and the covenants and releases given herein, ESI will pay Employee a sum equal to twenty-six (26) week’s base salary at Employee’s current rate of pay, less applicable withholdings (“Separation Pay”) on the first normal payroll date following January 1, 2008.

3. Equity Incentives.

a. Stock Options awarded to Employee during his employment will be governed by the terms of the Agreements and Terms and Agreements pursuant to which they were awarded.

b. Restricted Stock Units awarded to Employee on the first date of his employment (4,000 units) will become fully vested to the extent not previously vested, on the final day of his employment with the company.

4. Effective Date. The Effective Date of this Agreement shall be the 8th day after Employee properly signs it, as described in Paragraph 8 below.

5. Performance and Duties. Employee agrees to remain actively at work as requested through September 29, 2007, and to perform duties as requested in a professional and sufficient manner, and to abide by all policies of ESI. Employee agrees now and in the future that Employee will assist ESI in good faith to the best of Employee’s ability in the defense of any claim brought against ESI or its current or former employees or agents of which Employee has any personal knowledge and ESI agrees it will reimburse Employee’s reasonable out-of-pocket expenses in providing such assistance. Employee understands that compliance with these Performance and Duties expectations is a condition precedent to being eligible for the Separation Pay and Outplacement.

5. Confidential Information. Employee agrees not to use or disclose confidential, proprietary or trade secret information learned while an employee of ESI or its predecessors, including the terms of this Agreement, and covenants not to breach that duty. Confidential, proprietary, and trade secret information may include manufacturing processes, business plans, customer lists, drawings, documents, reports, facilities, formulas, computer data, computer programs (including algorithms, flowcharts, source code, object code, and firmware). This Agreement not to disclose confidential information is consistent with the ESI Employee Confidentiality and Assignment Agreement (“Confidentiality Agreement”), which, if signed by Employee, continues to apply after employment has ended. If applicable, a copy of the Confidentiality Agreement is attached. Employee also agrees to return any and all ESI property and/or information in Employee’s possession.

6. General Release. Employee acknowledges that Employee would not be entitled to receive the Separation Pay and Outplacement provided for herein absent Employee’s execution of and compliance with this Agreement. In consideration of the Separation Pay and other benefits, Employee, individually and on behalf of Employee’s spouse, heirs and assigns, to the fullest extent permitted under applicable law, unconditionally releases and discharges ESI, its subsidiaries and their respective directors, officers, shareholders, employees, agents, successors and assigns, all in their representative and individual capacities, and any related corporations and/or entities from any and all known or unknown liability, damages claims, causes of action or suits of any type related directly or indirectly to Employee’s employment with ESI, and the termination of Employee’s employment with ESI, including claims under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any state or federal, constitutional, civil rights, labor, and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and the Family and Medical Leave Act, all as amended, including any regulations or guidelines thereunder.

This Release shall not affect any rights that Employee may have under health insurance plans or under the 401(k) plan maintained by the Company or for workers’ compensation benefits.

ESI understands and agrees that by signing the Separation and Release Agreement, Employee is not releasing ESI from its contribution and indemnification obligations under Oregon or other applicable law, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of Employee. Furthermore, ESI agrees to indemnify Employee in such case to the extent permissible under Oregon law.

7. Release of Rights Under the Older Workers’ Benefit Protection Act (the “Act”). Employee acknowledges that: (a) Employee has been advised in writing to consult with an attorney prior to executing this Agreement; (b) Employee has read the release and understands the effect of Employee’s release and that Employee is releasing legal rights; (c) Employee is aware of certain rights to which Employee may be entitled under certain statutes and laws identified in the release; (d) Employee has had adequate time to consider this Agreement; (e) Employee understands the Agreement and agrees to be bound by its terms; and (f) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which Employee would not otherwise be entitled.

8. Time for Consideration of Offer. Employee acknowledges that the Company provided Employee with this Agreement on or before July 27, 2007, and that the offer provided Employee with a period of twenty-one (21) days, or until August 17, 2007, from the date of receipt to consider the offer and this Agreement (the “consideration period”). In order to be eligible for the severance benefits offered under this Agreement, Employee must execute and return this Agreement no earlier than the last date of employment and no later than August 17, 2007. After Employee executes this Agreement, Employee has a period of seven (7) days in which Employee may revoke this Agreement in writing delivered to Tracey Jerijervi, ESI Director of Human Resources, and void Employee’s release of claims. In the event Employee has not executed this Agreement by August 17, 2007, or if Employee revokes it, this offer will expire and Employee will not be entitled to the Separation Pay and Outplacement offered under this Agreement. If Employee signs this Agreement by August 17, and does not revoke it, it will become effective and irrevocable on the 8th day after Employee signs it (the “Effective Date”) and only then will Employee be entitled to the severance benefits offered herein.

9. General Provisions.

a. Employee acknowledges that Employee has been given the opportunity to consult with legal counsel with respect to the matters referenced in this Agreement, and that Employee has obtained and considered the advice of legal counsel as Employee deems necessary or appropriate.

b. This Agreement contains the entire agreement between Employee and ESI and there have been no promises, inducements or agreements not expressed in this Agreement.

c. The provisions of this Agreement shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) shall remain in full force and effect and continue to be enforceable.

d. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Oregon.

e. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

f. Nothing in this Agreement shall be construed as an admission of any liability or any wrongdoing by either party to this Agreement.

g. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

The undersigned have executed this Agreement on the dates shown below in Portland, Oregon.

Dated: July 27, 2007	/S/ John Metcalf
John Metcalf

Electro Scientific Industries, Inc

Dated: July 27, 2007	By:	/S/ Nicholas Konidaris
Nick Konidaris
President & CEO

4